FOR IMMEDIATE RELEASE

[GOLDEN TELECOM LOGO]

Golden Telecom announces a 40% year-on-year increase in net income (excluding the impact of a change in functional currency)
and a 35% year-on-year increase in revenues

Q3 2006 versus Q2 2006:

16% increase in revenues
8% increase in operating income
7% increase in net income

Q3 2006 over Q3 2005:
35% increase in revenues
28% increase in operating income
40% increase in net income
(excluding the impact of a change in functional currency)

INTRODUCTION

MOSCOW, Russia (November 8, 2006) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the third quarter of 2006 ended September 30, 2006.

Commenting on today’s announcement, Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom, said, “It has been another excellent quarter with revenue growth of 35% year-on-year. Such results clearly indicate the effectiveness of our strategy and our ability to execute it efficiently. More than a third of our revenues come from the regions, while we continue to grow our core business in Moscow. In the third quarter our revenues grew by 32% in Moscow, by 26% in the Northwest of Russia, and by 63% in other regions of Russia, Kazakhstan and Uzbekistan as compared to the third quarter of 2005. We are growing at twice the market rate both in Moscow and in the regions. To support our growth we have launched a massive re-branding campaign aimed at retail customers. In Moscow, we have deployed more than 5,300 WiFi nodes in total of which 2,700 were installed in the third quarter. Our network in Moscow is the largest WiFi network in Europe. We look forward to further revenue growth as our investments in broadband and federal transit network projects start generating revenues”.

FINANCIAL OVERVIEW

Financial performance in the third quarter 2006 and operations

The table below illustrates the consolidated results for the third quarter compared to previous quarters.

(In Millions, Except Per Share Data)

			3Q06 vs.		3Q06 vs.
	3Q06	3Q05	3Q05	2Q06	2Q06
Consolidated revenues	$228.7	$169.9	+35%	$197.0	+16%
EBITDA[1]	63.1	50.6	+25%	57.8	+9%
EBITDA[1] Margin	28%	29%	-1%	29%	-1%
Operating income	36.7	30.0	+22%	33.9	+8%
Operating margin	16%	18%	-2%	17%	-1%
Net income[1]	24.2	18.4	+32%	22.6	+7%
Net income per share — basic	0.66	0.51	+29%	0.62	+6%

Notes to data for Golden Telecom:

1.	EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.	Net income includes the impact of a change in functional currency

Remarking on the third quarter of 2006 results, Boris Svetlichny, Chief Financial Officer, noted, “I am especially pleased with the growth of our revenue and net income. Further improvement of cost control and budget discipline will help us to free resources the Company needs to fuel its growth in the future. In the first nine months of 2006, the Company has been spending approximately 20% of its revenues on capital expenditures (“CAPEX”) with approximately half of it necessary to sustain growth in line with the market growth rates and maintain, upgrade and develop existing infrastructure. In order to gain additional market share the other half of our CAPEX is being invested in new projects which have a target payback period of 3 years and yield Internal Rates of Return in excess of 25%”.

Following our decision to implement a semi-fixed settlement rate for a majority of our customers, which resulted in an increase in revenue of over $5.2 million in Q306, the Company changed its functional currency for its Russian subsidiaries in accordance with US GAAP rules. This change resulted in an increase in property and equipment, goodwill and intangible assets of $60.6 million and consequently depreciation and amortization expense. Concurrently, equity increased by $55.6 million (the cumulative translation adjustment included in “accumulated other comprehensive income”), minority interest by $1.4 million and deferred tax liability by $6.0 million. The total impact of the change of functional currency on our third quarter 2006 results was as follows:

•	$1.6 million increase in depreciation and amortization,

•	$0.7 million decrease in foreign currency gain

•	$0.8 million decrease in income taxes

The following table presents our consolidated segment information for the current and previous quarters for our various lines of business.
(In Millions)

			3Q06 vs.		3Q06 vs.
Revenues:	3Q06	3Q05	3Q05	2Q06	2Q06

Business and Corporate	$129.5	$99.5	+30%	$113.0	+15%
Carrier and Operator	85.5	56.7	+51%	69.2	+24%
Consumer Internet	11.3	10.1	+12%	12.2	-7%
Mobile	2.4	3.6	-33%	2.6	-8%
Total Consolidated Revenue	$228.7	$169.9	+35%	$197.0	+16%

Operating Income:
Business and Corporate	$35.5	$27.8	+28%	$30.8	+15%
Carrier and Operator	8.9	7.8	+14%	6.5	+37%
Consumer Internet	(2.7)	(1.2)	-125%	0.7	-485%
Mobile	0.2	0.9	-78%	0.5	-60%
Corporate and Eliminations	(5.2)	(5.3)	-2%	(4.6)	-13%
Total Consolidated Operating Income	$36.7	$30.0	+22%	$33.9	+8%

Business and Corporate Services

In Business and Corporate Services (“BCS”), the Company’s largest line of business, revenues increased by $30.0 millions to $129.5 million in the third quarter of 2006 over the same period in 2005 and increased by $16.5 million over the second quarter of 2006. Operating income in BCS increased by $7.7 million from $27.8 million to $35.5 million from third quarter 2005 to third quarter 2006, and increased by $4.7 million from $30.8 million from second to third quarter of 2006. The strong revenue growth in the Company’s BCS line of business is due to several factors, including:

•	Increasing demand for our wireline services driven by macro-economic expansion in Russia, Ukraine and other countries in the CIS;

•	The slowing of tariff erosion in Russia;

•	Implementation of the new Calling Party Pays (“CPP”) rules from July 1, 2006 leading to increased revenues;

•	Introduction of a semi-fixed RUR/USD exchange rate for settlements with majority of our clients;

•	The selling of additional services to current customers, particularly in data services; and

•	Regional expansion, both organic and through acquisitions.

The launch of our Domestic Long Distance and International Long Distance services (“DLD/ILD”) is delayed by access codes allocation from the Russian Ministry of Communications. The Company continues to carry costs associated with the Federal Transit Network (“FTN”) with the most significant items being:

•	Network upgrade and maintenance costs

•	Rent of technical facilities and cable lines

•	Interconnection fees

Management expects the access codes to be allocated within the coming weeks as all necessary documents were submitted to the authorities on September 27, 2006. Receipt of the access codes will allow the Company to start realizing additional revenues from its international and domestic long distance operations.

Carrier and Operator Services

In the Carrier and Operator Services (“COS”) line of business, the third quarter revenues increased by $28.8 millions over the same period last year. When compared to the second quarter of 2006, revenue improved by $16.3 million from $69.2 million to $85.5 million. COS operating income in the third quarter of 2006 was $8.9 million, which is by $1.1 million more than in the third quarter of 2005.

Implementation of the CPP rules resulted in additional revenue recognition for calls to mobile networks. The increase in revenue is accompanied by an increase in amounts paid to the mobile operators. As the margins on such traffic are lower than for the other types of traffic this has lead to subsequent dilution of the overall gross margin.

Consumer Internet

In line with our strategy, we continue to develop our retail broadband offering. In October 2006, the first stage of our WiFi network rollout in Moscow was completed 3 months ahead of schedule. Presently, the WiFi network is in testing mode and the commercial launch is planned for the first quarter of 2007 which is when we will begin recognizing revenues. In the third quarter of 2006, the following types of costs have been incurred:

•	Rent of facilities

•	Maintenance

•	Electricity

Furthermore, approximately $1.5 million origination fees for calls termination incurred during the third quarter of 2006. As a result, the total operating loss for the period was $ 2.7 million.

Due to our position as the leading provider of dial-up Internet access services across Russia the Company has more than 393,000 users. The experience and expertise developed in this field should help Golden Telecom capture a significant share of the broadband access market.

Mobile

The Company is embarking on a Fixed-to-Mobile Convergence (“FMC”) strategy. Working together with leading suppliers of telecom equipment, Golden Telecom is preparing to offer convergence services. The Company began the rollout of its GSM network in Ukraine which, in combination with the existing infrastructure, will be the base for the launch of the first FMC offering in the CIS. The network will cover major Ukrainian cities and will mainly support products and services for corporate customers. As in the case with our FTN and WiFi projects, no revenues have been recognized yet, but the Company carries costs which negatively affect operational margins. In the third quarter of 2006, the operating income was $0.2 millions with revenues of $2.4 millions. The main cost items are:

•	License fees

•	Rent of facilities and equipment

Golden Telecom continues to operate its existing mobile network in Kiev and Odessa. Management expects revenues from the FMC project to commence in the first quarter of 2007.

Consolidated revenue by geographic regions

The Company reported impressive consolidated revenue increases in all regions. Our revenues in Moscow grew by 32% which by far exceeds the market growth rates in Moscow. In other regions of Russia and the CIS our revenues grew by 41%, which again is faster than the market growth rates. In the third quarter 2006, 37% of total revenues came from outside of Moscow. The following table summarizes these results:

(In Millions)

			3Q06 vs.		3Q06 vs.
Revenue	3Q06	3Q05	3Q05	2Q06	2Q06
Moscow	$144.8	$110.0	32%	$121.9	19%
Regions	89.8	63.7	41%	79.7	13%
Northwest region of Russia	19.0	15.1	26%	18.0	4%
Other regions of Russia and CIS	49.3	30.3	63%	42.3	17%
Ukraine	21.5	18.3	17%	19.4	17%
Eliminations	(5.9)	(3.8)	—	(4.6)	—
TOTAL REVENUE	$228.7	$169.9	35%	$197.0	16%
Moscow	63%	65%	-2%	62%	+1%
Regions	37%	35%	+2%	38%	-1%

Total	100%	100%	—	100%	—

Golden Telecom is also pursuing inorganic growth opportunities in Russia and the CIS. In the third quarter of 2006, the Company completed the acquisition of Telcom in Nizhny Novgorod. In October 2006, Golden Telecom closed the acquisitions of S-Line in Ukraine and Corus ISP in Ekaterinburg.

Key statistics in the third quarter of 2006

The Company reported an increase in points of presence, customers and contracts in each line of business, except for dial-up Internet access subscribers, when comparing second and third quarter 2006 results. The following table summarizes some selected customer statistics:

	3Q05	4Q05	1Q06	2Q06	3Q06
Access Points in Russia and the CIS	252	259	278	287	287
Number of Contracts
Business and Corporate Services	173,490	184,206	187,956	192,689	228,305
Carrier and Operator Services	1,753	1,827	1,985	2,101	2,281
Dial-up Internet access subscribers[3]	385,374	422,480	444,210	400,721	393,260
Active cellular subscribers	50,379	47,502	49,464	50,602	50,874

Notes to data for Golden Telecom:

3.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.

GOLDEN TELECOM’S BUSINESS OVERVIEW

The Company believes that its strategy of continuing to target corporate clients and offering a wider range of services to the rapidly expanding Small and Medium Enterprises, Small Offices and Home Offices (“SME/SOHO”) market and regional expansion positions the Company well for continued growth. Our broadband offerings and the implementation of our FTN will be key factors in our future success.

Business market in Moscow

Golden Telecom has expanded its leadership position among business customers in Moscow where it grew by 32% year-on-year. The Company plans to continue to grow in its core market segment by acquiring new customers via highly competitive product offerings and cross-selling services among its existing client base.

Regional expansion

The 41% growth of the Company’s revenues from markets outside of Moscow has further encouraged the business development strategy. Organic revenue growth is being fueled by regional expansion of our clients from Moscow and St. Petersburg as well as by pro-active marketing and competitive product offerings to corporate customers in the regions. At the same time, Golden Telecom continues to pursue acquisitions to increase its market share in the Russian regions. Since September 2005, the Company has completed 10 acquisitions, including asset purchases, with a total purchase price of $46.5 million. By the end of the third quarter 2006, the Company had a technical presence in 287 locations across Russia and the CIS including all 88 regional centers in Russia. Presently, Golden Telecom provides commercial services in more than 80 cities including 17 out of the 20 largest Russian cities, which represent approximately 40% of the total fixed-line telecom market in the country. In 11 of these cities the Company has a market share of 10% or higher. Golden Telecom continues to expand regionally by targeting major population centers in Russia and the CIS.

New market segments

Based on the existing client base both in Moscow and in the regions and by using available technologies, Golden Telecom creates tailored products and various types of services targeted at SME/SOHO and residential markets. Golden Telecom will use its new license to offer carrier select and carrier pre-select DLD/ILD services creating competitively priced products in this segment. Various technological solutions will allow connection of new customers to the existing network thus enabling access to a wider range of services.

In October 2006, Golden Telecom launched a re-branding campaign with its new logo, color scheme and slogan “Achieve more!”. The new brand is primarily targeted at retail customers and maintains various products under one ‘master’ brand driving up general brand recognition and opportunities for cross-selling of different products.

Implementation of the broadband access rollout strategy

The broadband rollout is a key component of Golden Telecom’s strategy. The Company has continued to develop its broadband service offerings in the first nine months of 2006 by deploying broadband solutions in various Russian cities, Uzbekistan and Kazakhstan.

Golden Telecom combines access technologies to deliver services based on several factors such as last mile availability, specific customer demands, resources and cost of customer acquisition. A brief overview of available broadband technologies is presented below:

Wireless
Criteria	xDSL	(WiFi-WiMax)	Fiber
Speed	<512 Kbit	54 Mbit	100 Mbit
(shared bandwidth)
TV	1 channel	No	Yes
HDTV	No	No	Yes
Mobility	No	Yes	No
Installation	Easy	Plug & Play	Medium
Acquisition costs	$100-150	$100-150	$250-300

•	Wi-Fi

During the third quarter of 2006, Golden Telecom deployed an additional 2,700 WiFi access nodes in Moscow to offer indoor and outdoor internet access at speeds up to 54 Mbit (shared bandwidth) which is more than 100 times faster than current DSL offerings in Moscow. Golden Telecom offers its WiFi broadband subscribers “SmartAnts” (smart antennas), which help boost signal strength. By completion of the project the service area will cover one-third of the approximately 3.9 million households in Moscow. Presently, the installed nodes cover approximately 600,000 apartments. This network is the largest WiFi network in Europe. The Company plans to migrate its dial-up customers in Moscow to broadband. Management estimates that with its wireless broadband access offering Golden Telecom will be able to capture 20% of the market in Moscow or 300,000 to 400,000 subscribers by 2010.

•	xDSL

The Company has deployed DSL nodes in Moscow, the Moscow region, and in other cities in Russia and the CIS, with over 1,300 nodes already installed with a combined capacity of almost 60,000 ports.

•	Fiber-to-the-Building (“FTTB”)

Golden Telecom provides broadband services based on FTTB technology in Kiev. The company also plans to rollout a FTTB based network in Nizhny Novgorod which will cover 250,000 households. The Company expects to provide Triple Play services including High-Speed Internet Access, VoIP, and Digital TV.

Federal Transit Network

On May 31, 2005, Golden Telecom received a domestic long distance/international long distance license in Russia. On January 16, 2006, we announced that the construction of our FTN was completed in compliance with the Russian Law on Communications and our DLD/ILD license.

On April 28, 2006, all of the 88 connection points were formally commissioned by Rossvyaznadzor. On June 29, 2006, Golden Telecom announced that the Company entered into interconnection agreements with all of the incumbent Russian zonal fixed line telephone operators. On September 27, 2006, the Company submitted to Rossvyaznadzor all documentation necessary for the operation of its FTN and for receipt of access codes for long distance services including 110 signed protocols of interconnection. On October 31, 2006, Golden Telecom received a formal reply indicating that in 4 cases the acts of interconnection were inaccurately filed and that in 3 cases new zonal operators emerged on the list, requiring Golden Telecom to sign and file the appropriate interconnection agreements. Management expects that these issues will be resolved relatively quickly and the Company will receive the access codes in the coming weeks.

Management estimates that based on its existing client base, effective marketing campaign and a highly-skilled and experienced direct and indirect sales force it will be able to capture at least a 20% market share of the total DLD/ILD market in Russia by the end of 2010. According to management estimates the total market will reach $3.5 to $4.5 billion by the end of 2010.

FMC in Ukraine

In April 2006, Golden Telecom received a new 15-year license authorizing the Company to provide wireless communication services in the GSM-1800 standard in various regions of Ukraine in addition to its current GSM networks in Kiev and Odessa. The new license covers approximately 86% of the territory of Ukraine with an overall population of 38 million people. In addition, in June 2006, Golden Telecom signed a unilateral national roaming agreement between Golden Telecom and Ukrainian Radio Systems (“URS”), a subsidiary of Vimpelcom, that enables its mobile subscribers in Ukraine to use national roaming services throughout the entire territory of Ukraine covered by URS. The license and the national roaming agreement with Vimpelcom will enable Golden Telecom to provide wireless communication and converging services to approximately 81% of Ukraine’s population.

Management estimates that with the launch of the FMC offering Golden Telecom will be able to capture 5% of the total mobile market in Ukraine by the end of 2010.

Cash and dividends

The Company maintained a consolidated cash balance of $37.2 million at the end of the third quarter of 2006. This cash amount represents a 2% increase from the second quarter of 2006. The Company’s cash has decreased from December 31, 2005 primarily due to acquisitions, capital expenditures in line with our investment program, and payment of dividends. Our cash spent on capital expenditures for the nine months ended September 30, 2006 was approximately $122.7 million.

On November 7, 2006, the Board of Directors of Golden Telecom declared a dividend for the third quarter of 2006 of $0.20 per share to shareholders of record as of November 8, 2006 and payable on November 22, 2006.

The Company is currently in negotiations with a group of international banks for a syndicated loan facility of up to $200 million to finance its growth.

Additional financial information regarding Golden Telecom is contained in Attachments A through D.

Earnings Conference Call
The Company’s management will discuss its second quarter 2006 results during a conference call on November 8, 2006 at 5:00pm Moscow time (9:00 am Eastern Standard Time in the US). For US Callers, please call +1 (800) 230-1096, for International Callers, please call +1 (612) 288-0337.  No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address http://www.goldentelecom.com/webcast_en.  The slide presentation may be accessed via webcast at the following URL address: http://www.visualwebcaster.com/event.asp?id=36503).

The conference call replay will be available at +1 (800) 475-67-01 for US Callers and +1 (320) 365-38-44 for International Callers, and the access code for both US and International callers is 846878.  The conference call replay will be available from November 8, 2006 at 7:30 pm (Eastern Standard Time in the US).

About Golden Telecom (www.goldentelecom.com)
Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber-optic and satellite-based networks, including approximately 287 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on our regional expansion strategy, macroeconomic factors in the markets in which we operate, including market size, our expansion plans, our broadband strategy, our utilization of our long distance license, federal transit network and GSM network in Ukraine, demand and benefits for our service offerings, benefits of our investment strategy and CAPEX, cost controls and budget discipline, the timing and effects of the receipt of access codes, market share estimates, debt financing, and our satisfaction of the license requirements specified in the interconnection rules. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we may not develop our regional expansion strategy as we anticipate, that macroeconomic factors in the markets in which we operate change, that our broadband strategy does not materialize as we anticipate, that our service offering will not be as competitive as those of our competitors, that our investment strategy does not bring the expected benefits, that we do not receive access codes or that receipt of such codes does not bring the expected benefits or that we are not able to attract debt financing, that we are unable to utilize the long distance license and satisfy the license requirements as we anticipate. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly report on Form 10-Q and current reports on Form 8-K filed during 2006, and the Company’s annual report on Form 10-K for the year ended December 31, 2005.

For additional information please contact:

Public Relations:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
Alexey Subbotin
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations (unaudited)
(Amounts in millions of US $, except per share data)

	Three Months Ended					Nine Months Ended
			9/30/05		9/30/06			9/30/05				9/30/06
Revenues			$169.9		$228.7	$		491.9		$		603.8
Operating costs and expenses:
Access and network services (excluding			88.3		128.1			254.5				327.1
depreciation and amortization)
Selling, general and administrative (excluding			31.0		37.5			87.4				104.9
depreciation and amortization)
Depreciation and amortization			20.6		26.3			60.5				73.0
Operating Income			30.0		36.7			89.5				98.8
Other income (expense):
Equity in earnings of ventures			0.7		0.3			0.5				1.0
Foreign currency gain (loss)		(	0.2	)	0.1		(	0.4	)			1.7
Interest income, net			0.7		0.1			1.2				0.7

Total other income (expense)			1.2		0.5			1.3				3.4

Income before income taxes and minority interest			31.2		37.2			90.8				102.2
Income taxes			12.0		11.1			30.5				31.8
Minority interest			0.8		1.9			2.1				4.0

Income before cumulative effect of a change
in accounting principle			18.4		24.2			58.2				66.4

Cumulative effect of a change in accounting principle,			-		-			-			(	0.7	)
net of tax
Net Income			$18.4		$24.2	$		58.2		$		65.7

Basic earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle			$0.51		$0.66	$		1.60		$		1.82
Cumulative effect of a change in accounting principle			-		-			-			(	0.02	)

Basic earnings per share			$0.51		$0.66	$		1.60		$		1.80

Weighted average common shares — basic			36.4		36.6			36.4				36.6

Diluted earnings per share of common stock:
Income before cumulative effect of a change
in accounting principle			$0.50		$0.66	$		1.59		$		1.81
Cumulative effect of a change in accounting principle			-		-			-			(	0.02	)

Diluted earnings per share			$0.50		$0.66	$		1.59		$		1.79

Weighted-average common shares — diluted			36.6		36.7			36.6				36.7

Cash dividend per share of common stock	$		0.20		$-	$		0.60		$		0.40

– MORE –

ATTACHMENT B

Golden Telecom, Inc.
Condensed, Consolidated Balance Sheets (unaudited)
(Amounts in millions of US$)

		12/31/05		9/30/06
ASSETS
Current assets
Cash and cash equivalents		$67.2		$37.2
Accounts receivable, net		91.7		138.3
VAT receivable		22.0		21.0
Prepaid expenses and other assets		30.1		35.6

Total current assets		211.0		232.1
Property and equipment, net		407.9		506.1
Goodwill		149.2		177.9
Intangible assets, net		93.9		99.9
Restricted cash and other assets		20.2		32.8

TOTAL ASSETS		$882.2		$1,048.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses		$89.4		$127.0
VAT payable		17.2		10.4
Debt maturing within one year and
current capital lease obligations		1.9		2.1
Other current liabilities		23.4		29.3

Total current liabilities		131.9		168.8
Long-term debt and capital lease obligations		2.4		1.9
Other liabilities		53.1		66.2

TOTAL LIABILITIES		187.4		236.9
Minority interest		19.7		27.5
SHAREHOLDERS’ EQUITY
Common stock		0.4		0.4
Additional paid-in capital		672.0		674.2
Deferred equity compensation	(	0.5	)	—
Retained earnings		3.2		54.2
Accumulated other comprehensive income		-		55.6

TOTAL SHAREHOLDERS’ EQUITY		675.1		784.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$882.2		$1,048.8

– MORE –

ATTACHMENT C

Golden Telecom, Inc.
Condensed, Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions of US$)

	Nine Months Ended
		9/30/05				9/30/06
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES		$128.3		$		129.9
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(	70.3	)		(	122.7	)
Acquisitions, net of cash acquired	(	4.8	)		(	17.7	)
Restricted cash		0.5				0.4
Other investing		2.2			(	7.2	)

NET CASH USED IN INVESTING ACTIVITIES	(	72.4	)		(	147.2	)
FINANCING ACTIVITIES
Cash dividends paid	(	21.8	)		(	14.6	)
Net proceeds from exercise of employee stock options		1.0				2.4
Other financing	(	2.7	)		(	1.5	)

NET CASH USED IN FINANCING ACTIVITIES	(	23.5	)		(	13.7	)

Effects of exchange rate changes on cash and cash equivalents	(	0.1	)			1.0

Net increase (decrease) in cash and cash equivalents		32.3			(	30.0	)
Cash and cash equivalents at beginning of period		53.7				67.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$86.0		$		37.2

– MORE –

ATTACHMENT D

Reconciliation of consolidated EBITDA1 to consolidated net income (unaudited)
(Amounts in millions of US $)

		Three Months Ended								Nine Months Ended
			9/30/05			6/30/06			9/30/06			9/30/05		9/30/06
EBITDA[1]					50.6		57.8		63.1			150.0		171.8
	Depreciation and amortization				20.6		23.9		26.4			60.5		73.0
Operating Income					30.0		33.9		36.7			89.5		98.8
Other income (expense):
	Equity in earnings of ventures				0.7		0.3		0.3			0.5		1.0
	Foreign currency gain (loss)	(		0.2	)		0.7		0.1		(	0.4 )		1.6
	Interest income, net			0.7			0.1		0.1			1.1		0.8

	Total other income				1.2		1.1		0.5			1.3		3.4

Income before income taxes and minority
interest					31.2		35.0		37.2			90.8		102.2

Income taxes					12.0		11.4		11.1			30.5		31.8
Minority interest					0.8		1.0		1.9			2.1		4.0

Income before cumulative effect of a change
in accounting principle					18.4		22.6		24.2			58.2		66.4

Net Income			$		18.4	$	22.6	$	24.2	$		58.2	$	65.7

Notes to data for Golden Telecom:

4.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.